Exhibit 99.1.



            U. S. STEEL PERMANENTLY CLOSING MOST FAIRLESS FACILITIES

      PITTSBURGH, August 14 - United States Steel LLC (NYSE:X) announced today its intention to permanently close the remaining cold rolling and tin mill operations at Fairless Works in Fairless Hills near Philadelphia.  The facilities are capable of producing approximately 1.5 million tons annually of cold rolled steel and tin mill products.

      Officials of the United Steelworkers of America (USWA), which represents most of Fairless Works' nearly 700 employees, were notified today of the company's intention to permanently close these facilities on or after November

12, 2001.  Almost 600 employees will be impacted.

      Under terms of its labor agreements, U. S. Steel is required to discuss the proposed shutdown with the USWA before making a final decision.

     The anticipated financial impact of the shutdown, which is predominantly noncash, will be recorded in the second half of 2001 and is estimated to be a pre-tax charge of $35 million to $45 million.

     The company's current intent, subject to market conditions, is to continue operating the hot dip galvanizing line as the plant's only remaining operating unit.

      "This is a sad day for U. S. Steel, our Fairless Works employees and the communities surrounding Fairless Works," said Thomas J. Usher, chairman and chief executive officer of U. S. Steel's parent, USX Corporation.  "Fairless

Works is a good facility with excellent people.  We have invested in upgrading our facilities here and have worked extremely hard with the union and our employees to make Fairless Works competitive.  However, the realities of today's marketplace, including the impact of unfairly traded imports, have compelled us to make this difficult decision.

      "Fairless Works is a clear example of the dramatic impact of unfair imports.  It is undeniable that the flood of imports, which began in 1998 and continues today, has severely injured the U.S. steel industry.  The best way to stop the hemorrhaging and preserve this vital industry is through an effective and comprehensive 201 trade remedy that provides a sustained period of steel import stability in the United States."

      Usher emphasized that production at Fairless would be phased out during the fourth quarter in such a way that U. S. Steel's other facilities will be able to provide reliable, continuous service to all current Fairless customers.

      Ground was broken at Fairless Works on March 1, 1951, and production from what was then a fully integrated steel mill began on December 11, 1952.

Facilities included two blast furnaces, nine open hearth furnaces, two coke batteries, an 80-inch hot strip mill, rolling mills, a sheet and tin department,

a pipe mill and a vessel slip, all located on nearly 4,000 acres along the

Delaware River.  Peak employment reached more than 8,000 in 1974.

      On August 8, 1991, the company closed the hot side of the plant and the pipe mill.  Since the import crisis of 1998, employment levels have fallen sharply and various plant facilities have operated on an irregular basis.

      When the majority of the plant was shut down in 1991, USX Realty

Development was charged with redeveloping some 3,000 acres of property that was vacated.  "We've been very successful in attracting businesses to the USX

Industrial Park in Fairless Hills," said Usher.  "To date, we've added 32 tenants who employ 1,500 people.  These new businesses are improving the tax base for the area and providing new jobs to replace lost steelmaking jobs.  We will continue to work to create new jobs for the region by packaging our properties into what we believe will be one of the most successful industrial parks in the northeastern United States."